Exhibit 99.2

FOR IMMEDIATE RELEASE

Think Partnership Adopts New Performance-Based Earn Out Structure

Targets minimum annual EBITDA of $12.6 million, up to $27.8 million, without including contributions from most profitable subsidiary

CLEARWATER, Fla. — August 10, 2006 —  Think Partnership. (AMEX:THK) an international leader in interactive performance-based marketing and related Internet technologies, reported today that it has amended prior acquisition and merger agreements with the former owners and now current management of six of its subsidiaries, making their earn-outs based on the performance of Think Partnership as a whole, rather than their respective units, and paid 100% in company stock, rather than approximately half in cash.

Management believes this represents an important step toward driving organic growth and fostering better integration of its subsidiaries, and better aligns the interest of its operating managers with Think Partnership shareholders.

The new terms, which extend over the next three years, involve meeting a minimum annual EBITDA goal of $12.6 million in the first year and increasing to a maximum target of $27.8 million in the third year.  This EBITDA goal includes all of the operations of Think Partnership except for its Morex Marketing subsidiary, which has posted $1.3 million in EBITDA in the second quarter 2006 and has shown a 33% quarter over quarter growth rate.

“The key aspect to these new terms is that once these milestones have been achieved it will be more than accretive to earnings,” notes Scott Mitchell, president and CEO of Think Partnership. “It would represent a four to eight fold increase in EBITDA, as compared to our most recently reported EBITDA for the trailing twelve months.

“As importantly, it brings us all onto the same page with the goal of building Think Partnership into the most outstanding world-wide provider of interactive performance based marketing. We have already realized considerable opportunities for revenue growth and margin expansion in our integration efforts currently underway, as demonstrated in our Q2 2006 financial performance.”

Added Mitchell, “The fact that the operating executives of our companies have enthusiastically accepted this new plan — and are willing to bet $61 million of their earn-out potential — reflects a strong vote of confidence in the synergies and market leverage our newly integrated company will command. Although their total maximum earn-out payment is considerably lower, as shareholders they realize this realignment should have long term positive impact on our earnings and growth potential, and therefore greater return for all THK investors.”

About Think Partnership, Inc.

Think Partnership Inc. is an international leader in interactive performance-based marketing and related Internet technologies. Think provides a comprehensive and integrated set of scalable and cost-effective marketing solutions for both advertisers and publishers. These solutions increase customer retention and revenues through a diverse set of related marketing channels, including affiliate marketing, click-fraud protected pay-per-click advertising, lead generation, interactive direct marketing, integrated offline advertising, campaign management, public relations, and branding. Think also operates several direct-to-consumer services including online dating, online education, and home business opportunities. High-profile brands include ValidClick, PrimaryAds, iLeadMedia, Kowabunga, BabyToBee, and MarketSmart.  Visit www.thinkpartnership.com for more information.

Regarding Forward Looking Statements

Statements made in this press release that express the company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the company’s report, as filed with the Securities and Exchange Commission on Form 8-K, filed June 7, 2006, under the section headed “Risk Factors,” as well as Form 10-QSB for the quarter ended June 30, 2006, under the section headed “Management Discussion and Analysis or Plan of Operation - Risk Factors.” The company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the company’s forward-looking statements.

Contact:	Scott Liolios
The Liolios Group, Inc. (949) 574-3860
Email: scott@liolios.com

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